Exhibit 3.49

ARTICLES OF ORGANIZATION
OF
JAXPET/Positech, L.L.C.
A LIMITED LIABILITY COMPANY

* * *

ARTICLE I
NAME

The name of this limited liability company (the “Company”) is JAXPET/Positech, L.L.C.

ARTICLE II
DURATION

The Company’s duration shall be perpetual unless sooner dissolved.

ARTICLE III
PRINCIPAL OFFICE

The mailing address and the street address of the principal office of the Company is 3599 University Blvd. South, Jacksonville, FL 32216.

ARTICLE IV
REGISTERED OFFICE AND AGENT

The initial registered office of the Company is 225 Water St., Suite 2050, Jacksonville Beach, FL 32207, and its initial registered agent is Nathan D. Goldman.

ARTICLE V
PURPOSE AND POWERS

The Company is organized with a general business purpose, has all powers provided by law and may use those powers to any lawful purpose.

ARTICLE VI
MANAGEMENT

The Company shall be managed by a manager.  The initial manager shall be:

Name	Address

U.S. CANCER CARE, INC.	Jeffrey A. Goffman, Vice Chairman 3599 University Blvd. South Jacksonville, FL 32216

The initial manager shall serve until the first annual meeting of the Company’s members or, if later, until his successor is elected and qualifies.

ARTICLE VII
ADMISSION OF NEW MEMBERS

The Company may admit new members as provided in the Company’s Operating Agreement.

ARTICLE VIII
CONTINUATION OF BUSINESS

The remaining members of the Company may continue its business upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or the occurrence of any other event which terminates the continued membership of the member in the Company as provided in the Operating Agreement of the Company.

ARTICLE IX
RELATIONSHIP OF ARTICLES OF ORGANIZATION TO OPERATING AGREEMENT

If a provision of these Articles of Organization differs from a provision of the Company’s Operating Agreement, then, to the extent allowed by law, the Operating Agreement will govern.

IN WITNESS WHEREOF, the undersigned have duly executed these Articles of Organization as of this 8th day of June 2000.

/s/ Jeffrey A. Goffman
Jeffrey A. Goffman

CERTIFICATE DESIGNATING REGISTERED OFFICE AND REGISTERED

AGENT FOR THE SERVICE OF PROCESS WITHIN FLORIDA

In compliance with Sections 608.415 and 608.507, Florida Statutes, the following is submitted:

JAXPET/Positech, L.L.C., desiring to organize or qualify under the laws of the State of Florida hereby designates Nathan D. Goldman as its registered agent to accept service of process within the State of Florida and the address of its registered office shall be 225 Water St., Suite 2050, Jacksonville Beach, FL 32202.

DATED this 7 day of June, 2000.

/s/ Jeffrey A. Goffman
Jeffrey A. Goffman, Vice Chairman of
Member/Manager U.S. Cancer Care, Inc.

Having been named as registered agent to accept service of process for the above stated corporation, at the place designated in this certificate, I hereby agree to accept the appointment as registered agent and agree to act in this capacity.  I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

DATED this 28 day of June, 2000.

/s/ Nathan D. Goldman
Nathan D. Goldman